Exhibit (d)(14)

AMERICAN DENTAL PARTNERS, INC.

NON-QUALIFIED PERFORMANCE STOCK OPTION AGREEMENT

UNDER 1996 TIME ACCELERATED RESTRICTED STOCK OPTION PLAN

THIS AGREEMENT is entered into as of the              of                         , by and between American Dental Partners, Inc., a Delaware corporation (the “Company”), and the undersigned employee (the “Employee”) of the Company or one of its subsidiaries (the Company and its subsidiaries together are referred to herein as the “Company”).

WHEREAS, the Company desires to grant the Employee a non-qualified performance stock option under the Company’s 1996 Time Accelerated Restricted Stock Option Plan (the “Plan”) to acquire shares of the Company’s common stock, $.01 par value per share (the “Shares”); and

WHEREAS, Section 6 of the Plan provides that each option is to be evidenced by an option agreement, setting forth the terms and conditions of the option.

ACCORDINGLY, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Employee hereby agree as follows:

1.        Grant of Option.  The Company hereby irrevocably grants to the Employee a non-qualified performance stock option (the “Option”) to purchase all or any part of an aggregate of              Shares on the terms and conditions hereinafter set forth. This Option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.        Purchase Price.  The purchase price (“Purchase Price”) for the Shares covered by the Option shall be $             per share.

3.        Time of Exercise of Option.  Subject to the approval of the Plan by the Stockholders of the Company and except as provided below, the Option shall not vest prior to the              anniversary of the date of grant of the Option, at which time the Option shall vest in full. The Option shall vest and become available for exercise earlier, however, with respect to the number of shares and upon the attainment of certain performance goals as set forth in Exhibit A attached hereto.

4.        Term of Options; Exercisability.

(a)    Term.

(1)    Each Option shall expire on the date nine (9) years and six (6) months from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

(2)    Except as otherwise provided in this Section 4, the Option granted to the Employee hereunder shall terminate as of the close of business ninety (90) calendar days after the date such optionee ceases to be an employee of the Company or one of its subsidiaries, or on the date on which the option expires by its terms, whichever occurs first.

(3)    If such termination of employment is because the Employee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), then such Option shall terminate as of the close of business on the last day of the sixth month from the date on which such

Employee ceases to be an employee, or on the date on which the Option expires by its terms, whichever occurs first.

(4)    In the event of the death of the Employee, the Option granted to such Employee shall terminate as of the close of business on the last day of the twelfth month from date of death, or on the date on which the Option expires by its terms, whichever occurs first.

(b)    Exercisability.

Any Option subject to early termination pursuant to Section 4(a)(2), 4(a)(3) or 4(a)(4) shall be exercisable only to the extent that the right to purchase Shares under such Option has accrued and is in effect on the date of termination, after giving effect to any acceleration of vesting as set forth in Exhibit A, and shall remain exercisable as set forth in Section 4(a)(5).

5.        Manner of Exercise of Option.

(a)    To the extent that the right to exercise the Option has accrued and is in effect, the Option may be exercised in full or in part by giving written notice to the Company stating the number of Shares exercised and accompanied by payment in full for such Shares. Payment may be either wholly in cash or with the consent of the Company as provided in the Plan, in whole or in part, in Shares of the common stock of the Company already owned by the person exercising the Option, valued at fair market value, or by cancellation of the Option with respect to shares as to which it is then exercisable and as to which the difference between the fair market value of such shares and the exercise price with respect to such shares equals the exercise price of the shares as to which the Option is being exercised. Upon such exercise, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the person exercising the Option, not more than thirty (30) days from the date of receipt of the notice by the Company.

(b)    The Company shall at all times during the term of the Option reserve and keep available such number of Shares of its common stock as will be sufficient to satisfy the requirements of the Option.

6.        Non-Transferability.  The right of the Employee to exercise the Option shall not be assignable or transferable by the Employee otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Employee only by him or her. The Option shall be null and void and without effect upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

(b)    The Company shall be under no obligation to qualify Shares under federal or state securities laws or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purposes of covering the resale of Shares.

7.        Adjustments on Changes in Capitalization.  Adjustments due to recapitalizations, reorganizations and the like shall be made in accordance with Section 12 of the Plan, as in effect on the date of this Agreement.

8.        No Special Employment Rights.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment of the Employee for the period within which this Option may be exercised.

9.        Rights as a Shareholder.  The Employee shall have no rights as a shareholder with respect to any Shares which may be purchased by exercise of this Option unless and until a certificate or certificates representing such Shares are duly issued and delivered to the Employee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

10.        Withholding Taxes.  Whenever Shares are to be issued upon exercise of this Option, the Company shall have the right to require the Employee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements of whatever nature prior to the issuance of any shares and the delivery of any certificate or certificates for such Shares.

11.        Change of Control.  In the event of the sale or other conveyance of all or substantially all of the property and assets of the Company or a Change in Control (as defined in the Plan), the Option may be terminated (after giving effect immediately prior to such transaction to any applicable acceleration of vesting under Exhibit A) in accordance with the provisions of the Plan.

12.        Plan.  Except as otherwise stated herein, in the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereto affixed by its officer thereunto duly authorized, and the Employee has hereunto set his or her hand and seal, all as of the day and year first above written.

AMERICAN DENTAL PARTNERS, INC.

By:
Its:

EMPLOYEE

Print Name:

Address:

Social Security No:

EXHIBIT A
TO NON-QUALIFIED PERFORMANCE STOCK OPTION AGREEMENT

[Time and/or Performance Criteria, if any]